Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012 (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) included in the Annual Report on Form 10-K of Innovus Pharmaceuticals, Inc. for the year ended December 31, 2011.

EisnerAmper, LLP

February 15, 2013

Edison, New Jersey